Contact:	Tricia J. Richardson
Senior Manager, Investor Relations
Novavax, Inc.
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NOVAVAX Releases Final Results from its Trivalent Seasonal Influenza
Vaccine Phase II Clinical Study in Healthy Adults

ROCKVILLE, MD (March 29, 2010) – /PRNewswire-FirstCall/ - Novavax, Inc. (NASDAQ: NVAX) a clinical-stage vaccine company, released the final results from a Phase II clinical trial evaluating Novavax’s trivalent seasonal influenza Virus-like particle (VLP) vaccine candidate in healthy adults. The study enrolled healthy volunteers 18 to 49 years in age who were immunized with a single injection of Novavax’s trivalent seasonal influenza VLP vaccine matched to the influenza strains recommended for the 2008-2009 influenza vaccine.  Preliminary data from this trial were reported in 2009.

The complete analysis included 232 volunteers in total; with 49 receiving placebo, 83 given Novavax’s trivalent seasonal influenza VLP vaccine at 15 mcg/dose, 81 injected with Novavax’s trivalent seasonal influenza VLP vaccine at 60 mcg/dose and 19 volunteers receiving an inactivated trivalent influenza vaccine Fluzone® (TIV) at 15 mcg/dose. The three strains were H1N1 A/Brisbane/59/2007, H3N2 A/Brisbane/10/2007, and B/Florida/04/2006. The data show that Novavax’s trivalent seasonal influenza VLP vaccine induced a robust hemagglutination inhibition (HAI) antibody response against all three strains in the vaccine.  Seroconversion rates as defined by the FDA (including lower and upper 95% Confidence Intervals (CI)) for the 15 mcg group were as follows:  51% (39, 62), 76% (65, 85), and 58% (47, 69) against the H1N1, H3N2, and B strains, respectively.  Seroprotection (titer >1:40) rates for volunteers in the 15 mcg group (with 95% CIs) were 70% (59, 80), 89% (80, 94), and 84% (75, 91) against the H1N1, H3N2, and B strains, respectively.

Preliminary HAI results from this study were presented at the 47th Annual Meeting of the Infectious Diseases Society of America (IDSA) on October 31, 2009 and were described in a company press release dated November 2, 2009. Those interim results were based on evaluation of a total of 190 volunteers, of which 37 received placebo, 69 received trivalent seasonal influenza VLP vaccine at 15 mcg/dose, 67 received trivalent seasonal influenza VLP vaccine at 60 mcg/dose and 17 received TIV.  For volunteers in the 15 mcg group, seroconversion rates (> 4-fold rise in titer from baseline) with the accompanying 95% CI were 57% (44, 68), 86% (75, 93), and 62% (50, 74) against the H1N1, H3N2, and B strains, respectively.  For volunteers in the 15 mcg group, seroprotection rates (titer >1:40) with 95% CI were 67% (54, 78), 91% (82, 97), and 84% (73, 92) against the H1N1, H3N2, and B strains, respectively.  In the final results reported today, the H3N2 and B strain data in the 15 mcg VLP dose met the FDA seroconversion guidelines of 40 (lower 95% CI) while the H1N1 data fell just short (39.4 versus 40.0).  However, the mean seroprotection rate against the H1N1 strain rose slightly from an original 67% to a final 70%.

In addition to the HAI titers, functional antibody against the Neuraminidase enzyme was measured in the sera of immunized subjects using a neuraminidase inhibition assay (NAI).  Inhibition of neuraminidase activity may be important in reducing the spread and severity of influenza infection.  Novavax tested volunteers for NAI against B/Florida, H3N2/Brisbane and H1N1/Brisbane components of the vaccine before and after immunization.  Against the B strain, 59% of the patients receiving the 15 mcg dose of VLP showed a 4-fold or higher rise in NAI titers over pre-immune levels.  At the 60 mcg VLP dose, 73% had a 4-fold rise while only one subject (5%) from the TIV population had a 4-fold rise.  In the NAI assay against the H3N2 strain, 50% of the patients immunized with the 15 mcg VLP dose had a 4-fold rise in NAI titers.  At the 60 mcg VLP dose, 56% had a 4-fold rise.   In the small subset of subjects tested against H1N1 NAI activity (10 placebo and 20 at the 60 mcg VLP dose), the NAI in the VLP treated group increased about 30% over preimmunization levels while the placebo treated group had no increase over pre-immunization levels.

“The data released today show that our VLP influenza vaccine not only induces a robust HAI response but also enhances the NAI response far above that induced by TIV," said Dr. Rahul Singhvi, President and Chief Executive Officer of Novavax. “We will continue measurement of NAI activity in other clinical trials since we believe that the ability of the VLP vaccine to elicit an NAI response may differentiate our vaccine from others.  These NAI results support our position that VLP influenza vaccines have the potential to induce a broad-based immune response that could lead to improved clinical outcomes.  We now await comparative immunological and safety data from a larger head to head clinical trial in older adults (>60 years of age) between TIV and our VLP vaccine,” said Dr. Singhvi.

About VLPs
Virus-like particles (VLPs) mimic the external structure of viruses but lack the live genetic material that causes viral replication and infection.  VLPs can be designed quickly to match individual viral strains and be produced efficiently using portable cell-culture technology.  Novavax VLP-based vaccine candidates are produced more rapidly than egg-based vaccines by using proprietary, portable, recombinant cell-culture technology.

About Novavax
Novavax, Inc. is a clinical-stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology.  The company produces potent VLP -based, recombinant vaccines utilizing new and efficient manufacturing approaches.  Novavax is committed to using its VLP technology to create country-specific vaccine solutions.  It launched in 2009 a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India.  Additional information about Novavax is available on the company’s website: www.novavax.com.

Forward-Looking Statements
Statements herein relating to future performance, conditions or strategies and other matters, including expectations regarding clinical trials, release of new data, continued development of the seasonal vaccine and its potential differentiation, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include historical and current results may not be predictive of future trial results for the seasonal vaccine or any other vaccine that we are developing or may develop; further testing is required before regulatory approval can be applied for and the FDA may not approve a vaccine even if the results are similar or better than the results reported to date; uncertainties related to the initiation, enrollment, progress and completion of clinical trials; safety or efficacy issues not seen to date may be encountered; the market or industry experts may not accept that our neuraminidase results show a differentiation of our vaccine from other vaccines; the immune systems of the elderly pose significant challenges for vaccines and our products may not be as efficacious in the elderly as they have been in test subjects to date; the Company has not yet manufactured, or relied on third parties to manufacture, any vaccines at a commercial scale; and the seasonal flu vaccine industry is intensely competitive, making it difficult for our vaccine to have market success even if approved. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

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